NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held December 11, 2002




     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Possis Medical, Inc., a Minnesota corporation, will be held on Wednesday, December 11, 2002, at 4:00 p.m., Central Time, at the Minneapolis Marriott City Center, 30 South Seventh Street, Minneapolis, Minnesota 55402, for the following purposes:

     1. To elect  seven  directors.
     2. To ratify the selection of Deloitte & Touche LLP as our independent auditors.
     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     All shareholders of record as of the close of business on Friday, October 25, 2002, will be entitled to vote at the meeting.

     Your attention is respectfully directed to the enclosed proxy statement and card. Your vote is important. If you do not expect to attend the Annual Meeting, or if you do plan to attend but wish to vote by proxy, please (1) date, sign and promptly mail the enclosed proxy card in the return envelope provided; (2) call the toll-free number listed on the proxy card; or (3) vote via the Internet as indicated on the proxy card.


                                 By Order of the Board of Directors

                                 IRVING R. COLACCI
                                 Vice President, General Counsel and Secretary


Dated: November 4, 2002








               Possis Medical Inc. - 9055 Evergreen Boulevard NW -
                         Minneapolis, MN 55433-8003 USA
       Phone: (763) 780-4555 Toll Free 1-800-810-7677 Fax: (763) 780-2227

PROXY STATEMENT

     SOLICITATION AND REVOCATION OF PROXIES, VOTING RIGHTS

     This proxy statement is furnished to the shareholders of Possis Medical, Inc. in connection with the solicitation of proxies for the Annual Meeting of Shareholders to be held on December 11, 2002, and any adjournments thereof. The enclosed proxy is solicited by our Board of Directors.

     On October 25, 2002, 17,280,909 shares of common stock, our only voting securities, were outstanding. Each share of common stock is entitled to one vote. Shareholders are not entitled to cumulate their votes in the election of directors. Only holders of common stock of record at the close of business on October 25, 2002, will be entitled to notice of and to vote at this Annual Meeting of Shareholders.

     You may vote your shares through the Internet or by a toll-free telephone call as an alternative to completing the enclosed proxy card and mailing it to Possis. The procedures for Internet and telephone voting are described on the proxy card. The Internet and telephone voting procedures are designed to verify shareholders' identities, allow shareholders to give voting instructions and confirm that their instructions have been recorded properly. Shareholders who vote through the Internet should be aware that they may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers, and that these costs must be borne by the shareholder. Shareholders who vote by Internet or telephone need not return a proxy card by mail.

     You have the right to revoke your proxy at any time before the convening of the Annual Meeting. Revocation must be in writing, signed in exactly the same manner as the proxy, and dated. Revocations will be honored if received at our principle executive offices, addressed to the attention of the Corporate Secretary, on or before December 11, 2002. In addition, on the day of the meeting, prior to the convening thereof, revocations may be delivered to Possis representatives who will be seated at the door of the meeting hall.

     Proxies that are properly completed and not revoked will be voted in accordance with the choices on the proxy. Proxies that lack any such specification will be voted in favor of the proposals set forth in the Notice of Meeting and in favor of all of the director nominees. If you abstain from voting as to any matter, then the shares held by you will be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but will not be deemed to have been voted in favor of such matter. Abstentions, therefore, as to any proposal will have the same effect as a vote against such proposal. If a broker returns a "non-vote" proxy, indicating a lack of voting instruction by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote will not be deemed to be represented at the meeting for purposes of calculating the vote for approval of such matter, but will be deemed to be present for purposes of determining the presence of a quorum.

     Possis will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to, and obtaining proxies from, beneficial owners of our common shares. In addition to the use of the mails, proxies may be solicited in person or by telephone, letter or facsimile. Proxies may be solicited by our officers or other employees, who will receive no special compensation for their services. This proxy statement and the enclosed form of proxy are first being sent to shareholders on approximately November 4, 2002.

     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial holdings as of October 15, 2002, of each director and "named executive officer" (as defined under the heading "Executive Compensation") and all directors and executive officers as a group. We are aware of no person who beneficially owns more than five percent of our common shares.

Name of Beneficial Owner or                       Amount             Total %
Identity of Group                         Beneficially Owned (1)     of Class

Robert G. Dutcher, Chairman,                 467,922    (2)            2.5
President & Chief Executive Officer

Mary K. Brainerd, Director                     4,354    (3)             *

Seymour J. Mansfield, Director               159,093    (4)             *

William C. Mattison, Jr., Director           344,075    (5)            1.8

Whitney A. McFarlin, Director                 16,748    (6)             *

Donald C. Wegmiller, Director                 90,881    (7)             *

Rodney A. Young, Director                     15,820    (8)             *

Eapen Chacko, Vice President,                 82,026    (9)             *
Finance and Chief Financial Officer

James D. Gustafson, Vice President,          166,571   (10)             *
Technology, Product Development
and Quality Systems

Shawn McCarrey, Vice President, U.S. Sales    90,193   (11)             *

T. V. Rao, Vice President,
Sales and Marketing                          185,419   (12)             *

Directors and Executive Officers
as a Group (13 persons)                    2,026,714   (13)           10.9



-------------------------------------------------------------------------------
(1) Includes options that will become exercisable within sixty days of October 15, 2002.

     (2) Includes 392,661 shares issuable upon exercise of currently exercisable options.

     (3) Includes 4,000 shares issuable upon exercise of currently exercisable options.

     (4) Includes 52,530 shares issuable upon exercise of currently exercisable options.

     (5) Includes 221,000 shares held indirectly in trust and by an IRA and 9,221 shares issuable upon exercise of currently exercisable options.

     (6) Includes 15,394 shares issuable upon exercise of currently exercisable options.

     (7) Includes 63,498 shares issuable upon exercise of currently exercisable options.

     (8) Includes 11,906 shares issuable upon exercise of currently exercisable options.

     (9) Includes 70,311 shares issuable upon exercise of currently exercisable options.

     (10)  Includes   157,934   shares   issuable  upon  exercise  of  currently
exercisable options.

     (11) Includes 59,773 shares issuable upon exercise of currently exercisable options.

     (12)  Includes   157,223   shares   issuable  upon  exercise  of  currently
exercisable options.

     (13)  Includes   1,357,248  shares  issuable  upon  exercise  of  currently exercisable options.

*  Denotes ownership of less than 1% of shares outstanding


     ELECTION OF DIRECTORS (Proposal Number One)

     At the Annual Meeting, seven directors will be elected to serve until the next Annual Meeting of Shareholders and until their respective successors are elected and qualified.

     The affirmative vote of a majority of the shares of our common stock presented in person or by proxy and entitled to vote at the annual meeting is necessary to elect each nominee. Unless instructed not to vote for the election of directors or not to vote for any specific nominee, Proxies will be voted FOR the election as directors of the seven nominees named below. If any nominee becomes unavailable for any reason or if a vacancy should occur before the election, which events are not anticipated, the named proxies may vote for such other person as they, in their discretion, may determine.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR DIRECTOR.

     Information Concerning Nominees. The following information concerning the principal occupations of the nominees has been furnished by the nominees. Each of the nominees has held his or her principal occupation for more than the past five years, unless otherwise indicated.

                                                                                    Director        Committee
Director Nominees                   Principal Occupation                   Age       Since          Positions

Robert G. Dutcher             Chairman, President and Chief                 57       1993          Executive
                              Executive Officer of the Corporation;
                              Director, Daktronics, Inc.

Mary K. Brainerd              Chief Executive Officer, Health               49       2001          Planning
                              Partners, Minneapolis, Minnesota, a                                  and Audit
                              family of non-profit Minnesota health
                              care organizations, since 2002; Executive
                              Vice President and Chief Operating Officer
                              of Health Partners since 2000; Executive
                              Vice President, Care Delivery, Health
                              Partners since 1994.

Seymour J. Mansfield          Officer and Shareholder, Mansfield,           57       1987          Executive
                              Tanick & Cohen, P.A., Attorneys,                                     and Audit
                              Minneapolis, Minnesota.

William C. Mattison, Jr.      Principal, Gerard, Klauer                     55       1999          Executive
                              Mattison & Co., Inc., New York,                                      and Audit
                              New York, an institutional equity
                              research and banking firm; served as
                              President or Vice Chairman of
                              Gerard, Klauer Mattison from
                              1989 to 1998.

Whitney A. McFarlin           Retired.  Former Chairman, President          62       1998          Compensation,
                              and CEO, Angeion Corporation, a                                      Planning and Audit
                              medical device company, Minneapolis,
                              Minnesota, 1993-1998.


Donald C. Wegmiller           Chairman, Clark/Bardes Consulting-            64       1987          Compensation and
                              Healthcare Group, Minneapolis,                                       Executive
                              Minnesota, a compensation and
                              benefits consulting firm; Director,
                              ALLETE, Inc.and LecTec Corporation.

Rodney A. Young               Chairman, CEO and President,                  47       1999          Compensation
                              LecTec Corporation, Minneapolis,                                     and Planning
                              Minnesota, a medical products
                              company.  Director, Health Fitness
                              Corporation.


     Meetings. During fiscal year 2002, the Board of Directors held four meetings. Actions were also taken by written consent. All director nominees, with the exception of Rodney A. Young, attended at least 75% of all meetings of the Board and the committees of which they are members.

     Committees. We have four committees to address Board business. The Executive Committee is responsible for exercising the authority of the Board during the intervals between meetings of the Board and for formulating and recommending general policies for Board consideration. The Executive Committee did not have a formal meeting during fiscal year 2002. The Audit Committee met four times during fiscal year 2002 and assists the Board in fulfilling its responsibility for the safeguarding of assets and oversight of the quality and integrity of our accounting, auditing and reporting practices and such other duties as directed by the Board. The Compensation Committee met five times during fiscal 2002 and is responsible for defining and administering our executive compensation program. The Strategic Planning Committee, established to work with management in the development of its annual Strategic Plan and to advise the Board on strategic issues, met once during fiscal year 2002. In addition to these four standing committees, in July 2002, the Board created a corporate governance task force to research, consider and make recommendations to the Board concerning corporate governance issues.

     Director Fees. By actions taken effective November 28, 2001 and December 12, 2001, the Board of Directors approved several changes to its compensation program. Beginning in calendar year 2002, directors receive an annual retainer of $6,000 (an increase of $2,000), meeting fees of $1,500 per Board meeting attended in person (an increase of $1,000), and $500 for each telephonic meeting attended (an increase of $250). Fees of $3,000 for the Chair of each Board Committee, $6,000 for each member of the Executive Committee, $500 for each committee meeting attended as committee Chair and $250 for each committee meeting attended as a committee member remain unchanged. In addition, pursuant to amendment by the Board in December 2001, our 1999 Stock Compensation Plan provides for the annual grant of options to purchase 4,000 common shares to outside directors. The exercise price of these options must be at least 100% of the fair market value at date of grant. The date of grant is the first business day of each calendar year. The options vest 50% after six months and the remainder one year after the date of grant, and expire ten years after the date of grant. During fiscal 2002, 24,000 options were granted to outside directors under this Plan at an exercise price of $16.94. Directors also receive restricted stock equal in value on the date of grant to the $6,000 retainer fee. New directors will receive a stock option grant of 8,000 shares of Possis common stock upon initial election to the Board. The Board also adopted a stock option program to promote retention of directors for a period long enough to allow for a full understanding of the Company, to encourage solid judgments that lead to sustained business success and to aid in the recruitment of new qualified directors. Upon election to a sixth term, directors will receive a 20,000 share stock option grant and annual grants of 4,000 shares annually for ten years. Vesting of these grants is contingent on appreciation of the value of the Company's stock to specified price levels. In addition, all shares continue to be eligible for vesting for five years following retirement from service as a director and vest, in any event, five years following the date of the grant. At adoption of this program, directors who had served on the Board for in excess of the threshold five-year term received grants as though the program had been in effect during their tenure as directors, resulting in stock option awards totaling 172,000 shares to three directors, effective November 28, 2001.

     Pursuant to our 1999 Stock Compensation Plan, each outside director may elect to receive director fees in the form of discounted stock options. Each director must make an election each year with regard to fees that would otherwise be payable for that calendar year. The exercise price of the options is 50% of the fair market value on the date of grant, which is January 2 of the year following the year for which the fees are earned. Each option becomes exercisable in full six months following the date of grant, is exercisable for 10 years following the date of grant, and is subject to the general restrictions on exercise and transferability applicable to stock options issued to employees. The number of shares subject to each option is calculated by dividing the fees owed to the particular director by discounted exercise price.

     On January 2, 2002, all eligible outside directors received discounted stock options in lieu of cash payments of fees for calendar year 2001. A total of 7,915 options at an exercise price of $8.47 were granted to five directors. Due to the retirement of Mr. Belbas from the Board in December 2001, his calendar year 2001 fees were paid in cash. Ms. Brainerd was not eligible to receive stock options in lieu of fees because she was elected to the Board too late in the year to make a valid election.


     EXECUTIVE COMPENSATION

     SUMMARY COMPENSATION TABLE

     The following table sets forth compensation paid for services rendered to the Corporation during each of the three fiscal years ended July 31, 2002, 2001 and 2000, to our President and Chief Executive Officer and our four other highest paid executive officers who received salary and bonus in excess of $100,000 during fiscal year 2002 ("named executive officers"):

  -------------------------------------------------------------------------------------------------------------
             Name and                                                    Long-Term
        Principal Position        Year    Annual Compensation           Compensation
                                                                           Awards
  ---------------------------    ------  ----------------------  --------------------------    ----------------
                                                                                Securities
                                                                 Restricted     Underlying        All Other
                                          Salary     Bonus(1)    Stock Award    Options/ (2)    Compensation(3)
                                            ($)         ($)          ($)         SARs (#)            ($)
                                         ----------------------  --------------------------    ----------------
  Robert G. Dutcher,               2002   214,881    175,300         --          57,400            13,291
  Chairman, President              2001   167,504     15,500         --         145,661 (9)        12,294
  and Chief Executive Officer      2000   179,472     64,300         --          90,000            12,181

  Eapen Chacko,                    2002   131,441     70,200         --          21,700             5,904
  Vice President, Finance          2001   108,682      6,000         --          53,911             9,887
  and Chief Financial Officer      2000    74,423 (4) 20,400         --          30,000             5,624

  James D. Gustafson,              2002   131,516     70,200         --          21,700            16,958
  Vice President,                  2001   113,944      6,200         --          54,384            10,986
  Technology, Product              2000   110,447     29,300         --          30,000             9,584
  Development and Quality
  Systems

  Shawn F. McCarrey,               2002   120,000 (5) 20,000         --          20,000            13,145
  Vice President, U.S. Sales       2001   105,385 (6)  4,200      23,900 (8)     43,523            11,774
                                   2000   100,000 (7) 13,600         --          15,000            10,895

  T.V. Rao,                        2002   155,672     91,900         --          21,600            10,818
  Vice President,                  2001   138,125      6,000         --          82,669 (9)        10,423
  Sales and Marketing              2000   147,907     44,900         --          50,000            11,174

  ---------------------------------------------------------------------------------------------------------------
     (1) Cash bonuses  shown are awarded  following  the end of the fiscal year, based on fiscal year  performance.  For fiscal year 2001 only,  the first 85% of target cash bonuses were paid in the form of stock options and the remainder was paid in cash. The amount of both awards was based on performance.

     (2) Stock options shown for 2002 were granted on September 10, 2002 based on fiscal year 2002 performance and vest in four equal annual installments. Stock options shown for 2001 include: options granted on November 2, 2000 as part of the Special Equity Compensation Program described in the 2001 Report of the Compensation Committee; and options granted April 3, 2001 as part of our Incentive Compensation Program for fiscal year 2001. The 2000 grants were awarded following the end of the fiscal year based on performance and vest in seven years, subject to specified conditions relating to the appreciation in the value of the Company's stock. The 2001 grants pursuant to the Corporation's Incentive Compensation Plan vested 50% on April 3, 2002 and the remainder will vest on April 3, 2003.

     (3) Includes Company matching contributions to its 401(k) Plan, car allowance and excess life insurance premium payments. The allocated amounts in this column are as follows: Dutcher: 2002: 401(k) - $5,586; car allowance - $6,848; excess life insurance - $857; 2001: 401(k) - $5,673; car allowance -
$6,105; excess life insurance - $516; 2000: 401(k) - $6,988; car allowance - $4,830; excess life insurance - $363. Chacko: 2002: 401(k)- $3,947, car allowance - $1,731; excess life insurance - $226; 2001: 401(k) - $3,716 ; car allowance - $6,000; excess life insurance - $171; 2000: 401(k) - $642, car allowance - $4,962 ; excess life insurance - $20. Gustafson: 2002: 401(k) -
$10,290;  car allowance - $6,520;  excess life insurance - $148; 2001:  401(k) -
$4,297 ; car allowance - $6,579 ; excess life insurance - $110; 2000: 401(k) - $3,057 ; car allowance - $6,453 ; excess life insurance - $74. McCarrey: 2002:
401(k) - $7,061;  car  allowance - $6,000;  excess life  insurance - $84;  2001:
401(k) - $5,714 ; car  allowance - $6,000 ; excess life  insurance - $60;  2000:
401(k) - $4,835 ; car  allowance  - $6,000 ; excess life  insurance - $60.  Rao:
2002:  401(k) - $4,271;  car allowance - $6,000;  excess life  insurance - $547;
2001: 401(k) - $3,907; car allowance - $6,000; excess life insurance - $516; 2000: 401(k) - $4,660; car allowance - $6000; excess life insurance - $514.

     (4) Employment commenced September 1999.

     (5) Reflects base salary only. Total compensation includes $106,555 in commissions.

     (6) Reflects base salary only. Total compensation includes $80,706 in commissions.

     (7) Reflects base salary only. Total compensation includes $66,012 in commissions.

     (8) Mr. McCarrey was granted 5,000 shares of restricted stock: 2,500 shares vested on April 16, 2002 and 2,500 shares vest on April 16, 2003. The dollar value shown represents the fair market value of the stock on the April 16, 2001 date of grant. As of July 31, 2002, the fair market value of this stock was $49,300, based on the $9.86 closing price of our common stock on that date.

     (9) Includes options granted in lieu of base salary compensation for the second six months of fiscal year 2001 as follows: Mr. Dutcher - 18,489 shares in lieu of $36,978 in salary; T.V. Rao - 15,254 shares in lieu of $30,508 in salary.



     OPTION GRANTS IN LAST FISCAL YEAR

No stock options were granted to named executive officers during fiscal year 2002.


     AGGREGATED  OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table provides information concerning stock option exercises and the value of unexercised options at July 31, 2002, for the named executive officers.

       ------------------------------------------------------------------------------------------------------
                                                              Number of Securities
                                                                   Underlying         Value of Unexercised
                                                              Unexercised Options     In-the-Money Options
                                                               at Fiscal Year-End    at Fiscal Year-End (2)
                                                                      (#)                     ($)
                           Shares Acquired       Value            Exercisable/            Exercisable/
              Name          upon Exercise     Realized(1)        Unexercisable           Unexercisable
                                 (#)             ($)
       ------------------------------------------------------------------------------------------------------
       Robert G. Dutcher        19,000         215,227         382,161/89,500         1,056,726/348,655
       Eapen Chacko                350           4,034          67,436/31,125           257,438/135,858
       James D. Gustafson       13,400         111,928         150,559/41,625           366,215/169,999
       Shawn F. McCarrey           ---             ---          49,773/33,750           164,017/129,025
       T. V. Rao                25,196         256,747         148,348/49,125           498,863/185,823

       ------------------------------------------------------------------------------------------------------


     (1) The dollar values shown are calculated by determining the difference between the fair market value of the common stock underlying the options on the date of exercise and the exercise price of the options.

     (2) The dollar values shown are calculated by determining the difference between the fair market value of the common stock underlying the options at fiscal year-end and the exercise price of the options. The closing price of the stock on July 31, 2002 was $9.86.



     SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

     The following table provides information on equity compensation plans under which equity securities of the Company are authorized for issuance, as of July
31, 2002:

  ---------------------------------------------------------------------------------------------------------------------
          Plan category             Number of securities to be    Weighted-average exercise    Number of securities
                                     issued upon exercise of        price of outstanding       remaining available for
                                       outstanding options,         options, warrants and       future issuance under
                                       warrants and rights                 rights             equity compensation plans

  ------------------------------- ----------------------------- --------------------------- ----------------------------
  Equity compensation plans                  2,941,974                       $8.43                     671,263
  approved by Security holders (1)

  Equity compensation plans not                    --                          --                          --
  approved by Security holders

  ------------------------------- ----------------------------- --------------------------- ----------------------------

              Total                          2,941,974                       $8.43                     671,263
  ------------------------------- ----------------------------- --------------------------- ----------------------------

(1) Includes the Company's 1992 and 1999 Stock Compensation Plans.


     CHANGE IN CONTROL PLAN

     On September 15, 1999, our Company's Board of Directors approved a Change in Control Termination Pay Plan that provides, at the discretion of the Board, salary and benefit continuation payments to executive officers and selected key management and technical personnel in the event they are terminated within 24 months of a change in control. At this time, the Board of Directors has committed to a three-year salary and benefit continuation for the Chief Executive Officer and two-year salary and benefit continuations for other executive officers. In addition, other key management and technical personnel are entitled to salary and benefit continuation benefits ranging in duration from six to 24 months. The Board of Directors has approved additional payments upon a change in control notwithstanding employment status following a change in control. These payments will be awarded if we achieve "substantial growth" as determined by the Board based on value of the Company at the time of the change in control and the Board's assessment of performance and growth. The amount of the pool available for such payments is limited, in aggregate, to between one and four percent of the value of Possis at the time of the change in control.


     REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors consists of three independent, outside directors. The Committee provides assistance to the Board of Directors in fulfilling the Board's responsibility to shareholders relating to compensation philosophy and practices for corporate executive officers. The Committee meets as necessary to review executive compensation policies, the design of compensation programs and individual salaries and awards for executive officers. In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible in order that it can best react to changing conditions and environments, and to assure the directors and shareholders that our executive compensation and stock plan practices are of the highest quality.

     Our compensation program is intended to attract and retain high quality executive leadership and to motivate these executives to perform consistent with shareholders' interests. Executive officer compensation is directly linked to both individual and Company performance necessary to drive increasing value to shareholders. The program is designed to provide a competitive base salary while retaining flexibility through the structuring of short- and long-term incentives that recognize progress toward achievement of both individual and corporate goals.

     Compensation decisions for fiscal year 2002 were based on an extensive review and evaluation of executive and incentive compensation programs conducted one year ago. The Committee retained an outside compensation consultant to analyze industry-wide compensation practices and to recommend base and variable compensation for the Company's officers, as well as to evaluate the Company's overall incentive compensation program for key employees. Based on the recommendations of its outside consultant and its own consideration of the challenges faced by the Company in retaining and attracting talent, the Committee instituted a three-year compensation program designed to guide compensation decisions as the Company transitions from an emerging medical device company with sales consistent with its emerging status, to an established company expecting continuing growth in revenues over the next three years.

     Going forward, compensation decisions will be based on the Committee's general compensation philosophies, as described later in this Report, the need to retain flexibility and the importance of continuing to enhance the alignment of management's interests with those of the shareholders.


     Fiscal Year 2002

     We successfully met our financial goals and objectives in fiscal year 2002 and awards of variable compensation and equity grants reflect this success. The committee assessed overall fiscal year 2002 corporate performance at 100% of plan, based on achievement of sales and earnings goals, continuing improvement in gross margins, our increase in cash reserves, continued profitability, achievement of significant product development milestones and increased efficiencies in manufacturing processes.

     Our practice of granting stock options as long-term incentive compensation for officers and key employees continues. Pursuant to our 1999 Incentive Compensation Plan, the Committee granted stock options in September 2002 to 39 officers, managers and other key employees. A total of 319,600 shares were awarded at an option exercise price of $12.10, the fair market value of Possis Stock on the day of grant, representing approximately 1.9% of the Corporation's total shares outstanding. Of the total grant, approximately 58% were granted to officers. The grant was made based on year-end financial and technical performance.

     Compensation Program for Fiscal Year 2003

     Program Elements

     The development of appropriate criteria to guide compensation decisions going forward continues to be driven by two factors: the fact that the Company has entered a new stage in its development and is establishing a foundation for long-term growth and profitability; and the need to continue to enhance the alignment of management's interests with those of the shareholders. As we increase our market penetration through the sale and placement of AngioJet(R) System products and enhance performance through the realization of operational efficiencies, our performance will be evaluated on our ability to increase profitability while maintaining strong new product development efforts. Corporate and individual performance measures will continue to reflect an emphasis on financial goals, sales growth, profitability targets, and product development, research and regulatory approvals necessary to support sustained growth.

     Compensation of executive management and key managerial and technical personnel is based on three types of compensation: (a) base salaries; (b) short-term incentives; and (c) long-term equity-based compensation.

     (a) Base Salaries

     Executive officers generally participate in the same benefit plans as other employees; executive perquisites are minimal. The Committee reviews base salaries annually and adjustments are made as the Committee deems appropriate. Generally, annual base salary adjustments will be modest except when the Company achieves certain specified milestones. Base salaries are typically paid in cash consistent with normal payroll practices. Adjustments are typically made effective the first day of the fiscal year.

     In awarding increases in officer base salaries effective August 1, 2002, the Committee considered updated survey information and recommendations by outside compensation consultants. The extensive review and analysis of competitive compensation information conducted one year ago provided the basis for this year's adjustment. The absence of significant changes in job responsibilities of individual officers or competitive pressures allowed what the Committee considers a normal annual increase in base salaries for officers of from three to five percent.

     (b) Short-term Incentives

     The Company continues to provide executives and other key employees with an opportunity to earn short-term incentive awards. For fiscal year 2002, based on the assessment that the Company performed at 100% of its goals and objectives, the Chief Executive Officer received approximately 45% of his total compensation in the form of a cash bonus, the sales vice president received 50% of his total compensation in the form of commissions and a cash bonus, and the remaining vice presidents received 35% of their total compensation in the form of a cash bonus. Consistent with the three-year program implemented last year, the opportunity to receive a portion of total compensation in the form of variable compensation was increased such that for fiscal year 2003, officers can receive variable cash compensation based on corporate and individual performance of 38% of total compensation, with the Chief Executive Officer eligible to receive up to 45% and sales management eligible to receive up to 50% of total compensation in the form of commissions and cash bonus. This discretionary bonus will be paid annually in cash and/or equity after completion of the fiscal year and completion of an assessment of individual and corporate performance.

     (c) Long-term Equity-based Compensation

     The major component of the Company's long-term equity-based compensation program consists of stock options awarded annually at the discretion of the Board under the Company's Stock Compensation Plan. Stock options are intended by the Committee to maximize individual performance and strengthen the alignment of management interests with that of the shareholders. It is the current intent of the Committee that the maximum number of stock options granted to employees each year going forward, exclusive of options to new employees and extraordinary grants compelled by special circumstances, shall not exceed two percent of the Company's shares issued and outstanding. Officers with a greater degree of influence over the Company's ability to achieve its strategic goals will receive larger long-term incentive awards. Stock options have historically been granted annually to officers and other key employees based on progress toward achievement of short- and long-term strategic objectives, technical and regulatory milestones, and corporate financial performance goals. Until 1999, exercisability was conditioned on passage of time, with no specific performance requirements. Stock options awarded for fiscal year 1999 and 2000 to officers included special vesting provisions tied to appreciation in stock value. In 2002, the Committee has returned to its normal practice of conditioning the vesting of stock options on the passage of time and does not anticipate imposing special vesting conditions in the foreseeable future.

     Chief Executive Officer Compensation

     Robert G. Dutcher, as President and Chief Executive Officer of the Company, participates in the general compensation program of the Company, as described above, along with all other key employees. Mr. Dutcher's base salary is set at a level determined by the Committee to be competitive with other similarly situated companies based on salary surveys and other comparative data, and reflects the scope of his responsibilities and individual performance as an officer. Effective August 1, 2002, Mr. Dutcher's base salary was increased by five percent. He also received a cash bonus of $175,300 for fiscal year 2002 performance and a grant of 57,400 stock options in September 2002 to reward fiscal year 2002 performance. All of the options granted to Mr. Dutcher in September 2002 vest in four equal annual installments beginning one year following the date of grant. All cash and equity awards reflect the Committee's judgment as to Mr. Dutcher's individual performance, the overall performance of the Company as measured against corporate objectives and the Committee's commitment to aligning the interests of the Chief Executive Officer with those of shareholders. Performance is measured based on financial factors (such as revenues, margins, earnings and cash flow) and on technical factors (such as achievement of product development goals and regulatory approvals). The terms and conditions of the option awards are identical to those contained in grants to other officers.

     The Committee has adopted a plan for Chief Executive Officer compensation as part of its compensation philosophy and plan for all executives, as described above. Chief Executive Officer compensation will continue to be based on corporate and individual performance measured against established guidelines and objectives. Current guidelines and objectives are contained in the Company's strategic plan, as approved by the Board.

                            Compensation Committee of the Board of Directors
                                    Donald C. Wegmiller, Chairman
                                    Whitney A. McFarlin
                                    Rodney A. Young

     Performance Graph

     Set forth below are two graphs showing the five-year cumulative returns through July 31, 2002 of Possis Medical, Inc. common stock as compared with the
(1) Nasdaq Stock Market Index (U.S. companies only) and a peer group index comprised of six companies in the medical device industry with operations similar in size to Possis Medical, Inc. (the "Peer Group"(1)); and (2) Russell 2000 Index and a new peer group index comprised of nine companies in the medical device industry with similar cardiovascular markets to Possis Medical, Inc. (the "New Peer Group"(2)). Both graphs assume an investment of $100.00 in the Company's Common Stock in each of the indexes on July 31, 1997, and the reinvestment of all dividends.

     In the future, the Company intends to compare the return on its Common Stock to the Russell 2000 Index and the New Peer Group Index. Possis Medical, Inc. is included in the Russell 2000 Index and is similar in size and stage of commercialization as the other companies in the New Peer Group. The Russell 2000 Index does not have an index specifically for medical devices.


Performance Graph 1

[OBJECT OMITTED]
                         1997      1998      1999      2000      2001     2002
  ------------------------------------------------------------------------------
  Possis Medical, Inc   100.00     64.35     75.22     45.00     84.66    68.59
  ------------------------------------------------------------------------------
  Nasdaq US Index       100.00    117.68    168.18    239.52    128.56    84.94
  ------------------------------------------------------------------------------
  Peer Group Index      100.00     89.81     87.98    127.09     90.98    69.62
  ------------------------------------------------------------------------------


     (1) Arrow International, Inc; Cardima, Inc; Micro Therapeutics, Inc; Novoste Corp; PLC Systems, Inc; Rochester Medical Corp

     (2) Arthrocare Corp;  Cardiac  Science,  Inc;  Datascope Corp;  Endocardial
Solutions,   Inc;  Kensey  Nash  Corp;   Merit  Medical   Systems,   Inc;  Micro
Therapeutics, Inc.; Novoste Corp; Spectranetics Corp

Performance Graph 2

[OBJECT OMITTED]

                         1997      1998      1999      2000      2001     2002
  ------------------------------------------------------------------------------
  Possis Medical, Inc   100.0      64.35     75.22     45.00     84.66    68.59
  ------------------------------------------------------------------------------
  Russell 2000 Index    100.0     102.31    109.90    125.03    122.89   100.82
  ------------------------------------------------------------------------------
  New Peer Group Index  100.0     109.92    147.92    238.03    189.08   110.42
  ------------------------------------------------------------------------------



     CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. Seymour J. Mansfield, one of our Directors, is a shareholder in a law firm that performs legal services for us from time to time. We paid $1,900 to Mr. Mansfield's law firm during fiscal 2002.


     SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our executive officers and directors and persons who own more than 10% of a registered class of our equity securities file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by SEC regulation to furnish us with copies of all
Section 16(a) forms they file.

     Based solely on our review of the copies of such forms received by us with respect to fiscal 2002 and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers and directors have been complied with. We are aware of no person who owns more than 10% of our common shares.

     REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The Audit Committee is responsible for overseeing management's financial reporting practices and internal controls.

     The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is attached to this Proxy Statement as Appendix A. All of the members of the Audit Committee are independent for purposes of current Nasdaq listing requirements.

     The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended July 31, 2002 with the Company's management. The Audit Committee has discussed with Deloitte & Touche LLP, the Company's independent public accountants, the matters required to be discussed by Statement on Auditing Standards No.61 (Communication with Audit Committees).

     The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed the independence of Deloitte & Touche LLP with that firm.

     Based on the Audit Committee's review and discussions described above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 2002 for filing with the SEC.

     The Audit Committee has determined that the provision of non-audit services was compatible with maintaining the independence of Deloitte & Touche LLP.

                               Audit Committee of the Board of Directors
                                      Whitney A. McFarlin, Chair
                                      Mary Brainerd
                                      William C. Mattison, Jr.
                                      Seymour Mansfield

     APPOINTMENT OF INDEPENDENT AUDITORS (Proposal Number Two)

     Deloitte & Touche LLP, independent public accountants, have been auditors since July 31, 1960. They have been appointed by our Board of Directors for the purpose of auditing our financial statements for the fiscal year ended July 31, 2002. Shareholder approval of such appointment is requested. The Board of Directors considers such accountants to be well qualified.

     Audit fees billed by Deloitte & Touche LLP for services rendered in auditing the Company's financial statements for fiscal year 2002 and reviewing the financial statements included in the Company's quarterly reports on Form 10-Q for fiscal year was totaled $48,900. Fees billed by Deloitte and Touche for all other non-audit services, including tax-related services, provided during fiscal year 2002 totaled $59,990. Deloitte and Touche did not bill the Company for any financial information systems design and implementation services during fiscal year 2002.

     Representatives of the firm of Deloitte & Touche LLP will be in attendance at the Annual Meeting of Shareholders and will have the opportunity to make a statement if they desire to do so. In addition, they will be available to respond to appropriate questions.

     In the event that the appointment of Deloitte & Touche LLP is not approved by shareholders, the Board of Directors will make another appointment to be effective at the earliest feasible time either this fiscal year or the next.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPOINTMENT OF DELOITTE & TOUCHE LLP. The enclosed proxy will be voted FOR the appointment unless a contrary specification is made.


     SHAREHOLDER PROPOSALS

     In order to be eligible for inclusion in our proxy solicitation materials for our next annual meeting of shareholders, any shareholder proposal to be considered at such meeting must be received at our principal executive offices, 9055 Evergreen Boulevard N.W., Minneapolis, Minnesota 55433-8003, no later than July 7, 2003. Pursuant to the our bylaws, in order for business to be properly brought before the next annual meeting by a shareholder, the shareholder must give written notice of such shareholder's intent to bring a matter before the annual meeting no later than July 7, 2003. Such notice should be sent to the Corporate Secretary at our principle executive offices, and must set forth certain information with respect to the shareholder who intends to bring such matter before the meeting and the business desired to be conducted, as set forth in greater detail in our bylaws. Any such proposal will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934. Shareholder proposals that are submitted after July 7, 2003 may not be presented in any matter at the 2003 Annual Meeting of Shareholders.


     OTHER MATTERS

     The Board of Directors is aware of no matter that will be presented for action at the annual meeting. If, however, other matters do properly come before the meeting, it is the intention of the persons named in the proxy to vote in accordance with their best judgment on such matters.

     ANNUAL REPORT

     A copy of our Annual Report on Form 10-K may be obtained without charge by any beneficial owner of our common shares on the record date upon written request addressed to Investor Relations, Possis Medical, Inc., 9055 Evergreen Boulevard N.W., Minneapolis, Minnesota 55433-8003.


                                  By Order of the Board of Directors
                                  IRVING R. COLACCI,
                                  Vice President, General Counsel and Secretary










Dated:  November 4, 2002

               Possis Medical Inc. - 9055 Evergreen Boulevard NW -
                         Minneapolis, MN 55433-8003 USA
       Phone: (763) 780-4555 Toll Free 1-800-810-7677 Fax: (763)780-2227

     Appendix A to Proxy Statement

                             AUDIT COMMITTEE CHARTER

     Role and Independence

     The audit committee of the Board of Directors assists the Board in fulfilling its responsibility for the safeguarding of assets and oversight to the quality and integrity of the accounting, auditing and reporting practices of the Corporation and such other duties as directed by the Board. The membership of the committee shall consist of at least three directors who are generally knowledgeable in financial and auditing matters, including at least one member with accounting or related financial management expertise. Each member shall be free of any relationship that, in the opinion of the Board, would interfere with their individual exercise of independent judgment. The committee is expected to maintain free and open communication (including private executive sessions at least annually) with the independent accountants, the internal auditors, and management of the Corporation. In discharging this oversight role, the committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for this purpose. This Charter shall be reviewed and updated annually.

     Responsibilities

     The audit committee's primary responsibilities include:

     o Primary input into the recommendation to the Board for the selection and retention of the independent accountant who audits the financial statements of the Corporation. In so doing, the committee will discuss and consider the auditor's written affirmation that the auditor is, in fact, independent, will discuss the nature and rigor of the audit process, receive and review all reports and will provide to the independent accountant full access to the committee (and the Board) to report on any and all matters appropriate.

     o Provision of guidance and oversight to the internal audit function of the Corporation including review of the organization, plans and results of such activity.

     o Review of financial statements (including quarterly reports) with management and the independent auditor. It is anticipated that these discussions will include quality of earnings, discussions of significant items subject to estimate, consideration of the suitability of accounting principles, review of highly judgmental areas, audit adjustments whether or not recorded and such other inquiries as may be appropriate.

     o Discussion with management and the auditors of the quality and adequacy of the Company's internal controls.

     o Discussion with management of the status of pending litigation, taxation matters and other areas of oversight to the legal and compliance area as may be appropriate.

     o Reporting on audit committee activities to the full Board and issuance annually of a summary report (including appropriate oversight conclusions) suitable for submission to the shareholders.